Exhibit 99.1
AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
This Amendment No. 3 to Employment Agreement, made as of January 11, 2019, is by and between GSE Systems, Inc., a Delaware corporation (the “Company”), and Kyle J. Loudermilk, an employee of the Company (the “Executive”).
BACKGROUND
The parties previously entered into the Employment Agreement, dated July 1, 2015, as amended July 1, 2016, and June 12, 2017 (the “Employment Agreement”).  The parties now desire to amend the Employment Agreement consistent herewith.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	The Employment Agreement is hereby amended to add the following as Section 4(b)(iii):
After the Company publicly reports its financial performance for the second quarter, if the Compensation Committee determines that the Company is on-target to achieve at least the minimum annual Bonus target amounts then the Compensation Committee may, in its sole discretion, authorize payment to the Executive of 10% of the amount of Bonus that is projected to be earned for the full year; provided, however, that the Executive shall be required to repay to the Company any amount so paid in the event that such amount exceeds the total Bonus amount actually earned during such year, as finally calculated based on full-year financial performance.
2.	Section 10(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
In addition, if the Executive terminates his employment for Good Reason or the Company terminates his employment for any reason other than Cause, in each case within one year following the effective date of a Change of Control, in lieu of the payment described in Section 9(c)(iii), the Executive shall also be entitled to receive, on the Date of Termination, an amount, payable in one lump sum, equal to the greater of (i) the actual amount of bonus earned by the Executive as of such date or (ii) the target amount of bonus for the period during which the employment of the Executive terminates.

3.	In all other respects, the Employment Agreement is hereby ratified and affirmed.
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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.
GSE SYSTEMS, INC. By: /s/ Daniel Pugh /s/ Daniel Pugh Senior Vice President, General Counsel and Risk Management Officer	EXECUTIVE /s/ Kyle J. Loudermilk Kyle J. Loudermilk
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